                                                                      Exhibit 11

                      ROY F. WESTON, INC. AND SUBSIDIARIES

                 STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE

                                                       Three Months Ended March 31,
                                                            1998          1997
                                                         ----------    ----------
                                                          (Thousands of Dollars)
BASIC

Net income                                               $      207    $      396
                                                         ==========    ==========

Weighted average shares outstanding                       9,880,861     9,659,203
                                                         ==========    ==========

Basic earnings per share                                 $      .02    $      .04
                                                         ==========    ==========

DILUTED

Net income                                               $      207    $      396
                                                         ==========    ==========

Weighted average number of shares used in calculating
  basic earnings per share                                9,880,861     9,659,203

ADD:

Dilutive impact of stock options                             23,613            --
                                                         ----------    ----------

Weighted average number of shares used in calculating
  diluted earnings per share                              9,904,474     9,659,203
                                                         ==========    ==========

Diluted earnings per share                               $      .02    $      .04
                                                         ==========    ==========